Exhibit 99.1

Footnotes to Form 3:

(1) Securities held of record by Oxford Bioscience Partners IV L.P. ("OBP IV"). By virtue of their relationship as affiliated limited partnerships who share a common sole general partner, mRNA Fund II L.P. ("mRNA II") may be deemed to beneficially own the shares held of record by OBP IV. OBP Management IV L.P. (as the sole general partner of OBP IV and mRNA II) may be deemed to beneficially own the shares held of record by OBP IV. Messrs. Carthy, Fleming, Walton, Barnes and Lytton as the individual general partners of OBP Management IV L.P. may be deemed to beneficially own the shares of OBP IV. Mr. Carthy is also a Director of Cyberkinetics Neurotechnology Systems, Inc. The reporting persons disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.


(2) Securities held of record by mRNA Fund II L.P. By virtue of their relationship as affiliated limited partnerships who share a common sole general, OBP IV may be deemed to beneficially own the shares held of record by mRNA II. OBP Management IV L.P. (as the general partner of OBP IV and mRNA II) may be deemed to beneficially own the shares held of record by mRNA II. Messrs. Carthy, Fleming, Walton, Barnes and Lytton as the individual general partners of OBP Management IV L.P. may be deemed to beneficially own the shares of mRNA II. The reporting persons disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.